Exhibit 99.1

February 13, 2026

Via EDGAR

Office of Energy & Transportation
Division of Corporation Finance
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-3628

Attention: Myra Moosariparambil, Shannon Buskirk, Anuja Majmudar and Daniel Morris

Re:	AI OKTO Corp. Draft Registration Statement on Form 20-F CIK No. 0002095591
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Dear Sir or Madam:

The undersigned, AI OKTO Corp., a company organized under the laws of the Republic of the Marshall Islands (the “Company”), is submitting this letter to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s Draft Registration Statement on Form 20-F, as amended, filed on February 13, 2026 (the “Registration Statement”) relating to a proposed distribution and listing of the Company’s common shares on the Nasdaq Capital Market.

The Company has included in the Registration Statement its audited combined carve-out financial statements as of the years ended December 31, 2024 and 2023, prepared in accordance accounting principles generally accepted in the United States of America, and unaudited interim combined carve-out financial statements as of September 30, 2025, and for each of the nine-month periods ended  September 30, 2025 and 2024.

The Company respectfully requests that the Commission waives the requirement of Item 8.A.4 of Form 20-F, which states that the registration statement must contain audited financial statements of a date not older than 12 months from the date of the offering (the “12-Month Requirement”). See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-Month Requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States of America and that complying with this requirement is impracticable or involves undue hardship.”

In connection with this waiver request, the Company represents to the Commission that:

1.
 The Company is not required by any jurisdiction outside the United States of America to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

2.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2025 will be available until April 2026.

4.
 In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the requested effectiveness of the Registration Statement.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,

/s/ Theologos Pagiaslis
Theologos Pagiaslis, Chief Financial Officer